EXHIBIT 99.1
SUPPLEMENTAL AGREEMENT OF AMERISTAR CASINOS, INC.
Ameristar Casinos, Inc. (“ACI”) hereby agrees to furnish supplementally to the Securities and Exchange Commission upon request a copy of all omitted exhibits and schedules to the Credit Agreement dated as of November 10, 2005 among ACI, the Lenders party thereto from time to time, Wells Fargo Bank, N.A., as Joint Lead Arranger and Syndication Agent, Deutsche Bank Securities Inc., as Joint Lead Arranger, the Documentation Agents and Managing Agents party thereto, and Deutsche Bank Trust Company Americas, as Administrative Agent.

Dated as of March 15, 2006	AMERISTAR CASINOS, INC.
	By:	/s/ Peter C. Walsh
Peter C. Walsh
Senior Vice President and General Counsel